Exhibit 99.1

TriNet Reports Fourth Quarter, Fiscal Year 2018 Results & $300 Million Increase to Stock Repurchase Program

8% Growth in Net Income and 53% Growth in Adjusted Net Income for 2018
57% Decrease in Net Income and 27% Growth in Adjusted Net Income for the Fourth Quarter 2018
$300 Million Increase to Stock Repurchase Program

DUBLIN, Calif. — February 14, 2019 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small to midsize businesses, today announced financial results for the fourth quarter and year ended December 31, 2018. The fourth quarter and full year highlights below include non-GAAP financial measures which are reconciled later in this release.
Fourth quarter highlights include:

•	Total revenues increased 8% to $917 million and Net Service Revenues increased 10% to $225 million, each as compared to the same period last year.

•	Net income was $29 million, or $0.40 per diluted share, compared to net income of $66 million, or $0.92 per diluted share, in the same period last year.

◦	In the fourth quarter of 2017, Net Income received a $0.56 per share benefit due to the revaluation of our Deferred Tax Liabilities under the Tax Cuts and Jobs Act of 2017.

•	Adjusted Net Income was $42 million, or $0.59 per diluted share, compared to Adjusted Net Income of $33 million, or $0.46 per diluted share, in the same period last year.

•	Adjusted EBITDA was $70 million, a 2% increase from the same period last year.

•	Total WSEs at December 31, 2018 remained flat compared to the same period last year, at approximately 326,000.

•	Average WSEs remained flat as compared to the same period last year, at approximately 322,000.
Full year highlights include:

•	Total revenues increased 7% to $3.5 billion and Net Service Revenues increased 10% to $893 million, each as compared to 2017.

•	Net income was $192 million, or $2.65 per diluted share, compared to net income of $178 million, or $2.49 per diluted share, in 2017.

•	Adjusted Net Income was $218 million, or $3.02 per diluted share, compared to Adjusted Net Income of $142 million, or $1.99 per diluted share, in 2017.

•	Adjusted EBITDA was $347 million, a 22% increase over 2017.
Stock Repurchase Program:

•	Stock repurchase program increased by $300 million

"Our successful execution of our vertical market strategy delivering targeted benefits, service models, and pricing to the unique industries we served drove our strong financial performance in the fourth quarter and full year," said Burton M. Goldfield, TriNet's President and CEO.  “We’re delivering an exceptional value proposition to our clients as they focus on growing their businesses and attracting and retaining talent in a highly competitive labor market.  Looking ahead, we remain focused on effectively scaling our operations through automation and improved processes, as we further enhance the client experience, deliver profitable growth, and create value for our shareholders."
TriNet’s total revenues for the fourth quarter of 2018 increased 8% from the fourth quarter of 2017 to $917 million, while Net Service Revenues (Total revenues less insurance costs) for the fourth quarter of 2018 increased 10% from the fourth quarter of 2017 to $225 million. Net Insurance Service Revenues consisted of insurance service revenues of $793 million, less insurance costs of $692 million. Professional service revenues for the fourth quarter of 2018 increased 6%, and Net Insurance Service Revenues for the fourth quarter of 2018 increased 16%, each as compared to the fourth quarter of 2017.
TriNet’s total revenues for the full year of 2018 increased 7% to $3.5 billion, while Net Service Revenues for the full year of 2018 increased 10% to $893 million. Net Service Revenues consisted of professional service revenues of $487 million and Net Insurance Service Revenues of $406 million. Net Insurance Service Revenues consisted of insurance service revenues of $3.0 billion, less insurance costs of $2.6 billion. Professional service revenues for the full year of 2018 increased 6%, and Net Insurance Service Revenues for the full year of 2018 increased 16%, over the full year of 2017.
At December 31, 2018, TriNet had cash and cash equivalents of $228 million and total debt of $413 million.
Other Announcements
In February 2019, TriNet's Board of Directors approved a $300 million increase to its ongoing stock repurchase program. As of December 31, 2018, approximately $75 million remained available for repurchases of TriNet stock under this program. TriNet may repurchase stock under this program in open-market purchases or through privately negotiated transactions, as permitted under Rule 10b-18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or through a trading plan that complies with Rule 10b5-1(c) of the Exchange Act. The extent to which TriNet repurchases its stock and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by TriNet's management team.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly and annual results for 2018 and provide quarterly and annual financial guidance for 2019. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10127747. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.”  The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10127747.
About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to us, allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our technology platform, with online and mobile tools, which allow our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: its ability to execute its strategic operational plan, including its vertical strategy and process and common platform improvement initiative, its ability to successfully leverage its scale, and its ability to deliver profitable growth. Forward-looking statements are often identified by the use of words such as, but not limited to, “ability,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “impact,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “value,” “will,” “would” and similar expressions or variations. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with changes in, uncertainty regarding, or adverse application of complex laws and regulations that govern our business; our ability to be recognized as an employer of worksite employees under federal and state regulations; our ability to mitigate business risks associated with our co-employment relationship with our worksite employees; our ability to secure private and confidential client and worksite employee data and our information technology infrastructure against cyber-attacks and security breaches; our ability to manage unexpected changes in workers’ compensation and health insurance claims by worksite employees; fluctuation in our results of operation and stock price as a result of numerous factors, many of which are outside of our control, such as the volume and severity of our workers’ compensation and health insurance claims and the amount and timing of our insurance costs, operating expenses and capital expenditure requirements; failures or limitations in our business systems; our ability to improve our technology to meet the expectations of our clients and manage our client attrition; our ability to properly manage our internal controls over financial reporting; our ability to effectively integrate businesses we have acquired and new businesses we may acquire in the future; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our ability to effectively manage and improve our operational processes; market acceptance of our vertical strategy; our ability to market our sales force effectively; the ability of our products and services to compete effectively in our industry; the concentration of our clients in certain geographies and industries; the outcome of existing and future legal proceedings; changes in our income tax positions or adverse outcomes from on-going and future audits; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the effects of increased competition and our ability to compete effectively.
Further information on risks that could affect TriNet’s results is included in our filings with the U.S. Securities and Exchange Commission (SEC), including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com
(510) 875-7201	(510) 875-7265
TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.

FINANCIAL HIGHLIGHTS

Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
(in millions, except per share data)	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
Income Statement Data:
Total revenues	$917	$848	8%	$3,503	$3,275	7%
Operating income	42	48	(14)	251	217	15
Net income	29	66	(57)	192	178	8
Diluted net income per share of common stock	0.40	0.92	(57)	2.65	2.49	6
Non-GAAP measures (1):
Net Service Revenues	225	204	10	893	809	10
Net Insurance Service Revenues	101	87	16	406	351	16
Adjusted EBITDA	70	69	2	347	285	22
Adjusted Net income	42	33	27	218	142	53

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
Operating Metrics:
Total WSEs payroll and payroll taxes processed (in millions)	$10,306	$11,280	(9)%	$37,666	$37,115	1%
Total WSEs	325,616	325,370	—	325,616	325,370	—
Average WSEs	321,880	322,674	—	317,104	324,679	(2)

	Year Ended December 31,
(in millions)	2018	2017
Balance Sheet Data:
Cash and cash equivalents	$228	$336
Working capital	221	234
Total assets	2,435	2,593
Long-term debt	413	423
Total liabilities	2,060	2,387
Total stockholders’ equity	375	206

Cash Flow Data:
Net cash (used in) provided by operating activities (2)	$(104)	$606
Net cash (used in) investing activities	(200)	(24)
Net cash (used in) financing activities	(85)	(77)
Non-GAAP measures (1):
Corporate operating cash flows	234	299

(1)	Refer to Non-GAAP Financial Measures section in the following pages for definitions and reconciliations from GAAP measures.
(2) Prior year balances have been retrospectively adjusted for Accounting Standards Update 2016-18.

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except share and per share data)	2018	2017	2018	2017
Professional service revenues	$124	$117	$487	$458
Insurance service revenues	793	731	3,016	2,817
Total revenues	917	848	3,503	3,275
Insurance costs	692	644	2,610	2,466
Cost of providing services (exclusive of depreciation and amortization of intangible assets)	63	56	229	213
Sales and marketing	50	48	182	187
General and administrative	47	32	142	114
Systems development and programming	13	11	49	45
Depreciation and amortization of intangible assets	10	9	40	33
Total costs and operating expenses	875	800	3,252	3,058
Operating income	42	48	251	217
Other income (expense):
Interest expense, bank fees and other	(5)	(5)	(22)	(20)
Interest income	5	1	12	3
Income before provision for income taxes	42	44	241	200
Income tax expense	13	(22)	49	22
Net income	$29	$66	$192	$178
Net income per share:
Basic	$0.41	$0.95	$2.72	$2.57
Diluted	$0.40	$0.92	$2.65	$2.49
Weighted average shares:
Basic	70,480,718	69,648,153	70,385,639	69,175,377
Diluted	72,007,511	71,919,022	72,300,663	71,385,280

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$228	$336
Investments	54	—
Restricted cash, cash equivalents and investments	942	1,280
Accounts receivable, net	11	21
Unbilled revenue, net	304	297
Prepaid expenses	48	38
Other current assets	59	19
Total current assets	1,646	1,991
Restricted cash, cash equivalents and investments, noncurrent	187	162
Investments, noncurrent	135	—
Property & equipment, net	79	70
Goodwill	289	289
Other intangible assets, net	21	26
Other assets	78	55
Total assets	$2,435	$2,593
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$45	$59
Long-term debt, current portion	22	40
Client deposits	56	52
Accrued wages	352	329
Accrued health insurance costs, net	135	151
Accrued workers' compensation costs, net	67	67
Payroll tax liabilities and other payroll withholdings	729	1,034
Insurance premiums and other payables	19	25
Total current liabilities	1,425	1,757
Long-term debt, less current portion	391	383
Accrued workers' compensation costs, less current portion, net	158	165
Deferred taxes	68	68
Other non-current liabilities	18	14
Total liabilities	2,060	2,387
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	641	583
Accumulated deficit	(266)	(377)
Total stockholders’ equity	375	206
Total liabilities and stockholders’ equity	$2,435	$2,593

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2018	2017
Operating activities
Net income	$192	$178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46	35
Stock-based compensation	44	32
Deferred income taxes	1	(25)
Changes in operating assets and liabilities:
Accounts receivable	10	(14)
Unbilled revenue	(14)	(4)
Prepaid expenses	(9)	28
Accounts payable and other current liabilities	(8)	23
Client deposits	4	(4)
Accrued wages	23	26
Accrued health insurance costs	(16)	22
Accrued workers' compensation costs	(7)	9
Payroll taxes payable and other payroll withholdings	(305)	294
Other assets	(64)	(11)
Other liabilities	(1)	17
Net cash (used in) provided by operating activities	(104)	606
Investing activities
Purchases of marketable securities	(258)	—
Proceeds from sale and maturity of marketable securities	101	14
Acquisitions of property and equipment	(43)	(38)
Net cash used in investing activities	(200)	(24)
Financing activities
Repurchase of common stock	(61)	(44)
Proceeds from issuance of common stock	14	16
Awards effectively repurchased for required employee withholding taxes	(22)	(11)
Proceeds from issuance of debt, net	210	—
Payments for extinguishment of debt	(204)	—
Repayment of debt	(22)	(38)
Net cash used in financing activities	(85)	(77)
Net (decrease) increase in unrestricted and restricted cash and cash equivalents	(389)	505
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	$1,738	$1,233
End of period	$1,349	$1,738

Supplemental disclosures of cash flow information
Interest paid	$17	$16
Income taxes paid (refund), net	49	2
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$3	$2

NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to the selected financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plan. These key financial measures provide an additional view of our operational performance over the long term and provide useful information that we use to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Net Service Revenues	• Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes.
• Acts as the basis to allocate resources to different functions and evaluates the effectiveness of our business strategies by each business function.
• Provides a measure, among others, used in the determination of incentive compensation for management.

Net Insurance Service Revenues	• Insurance revenues less insurance costs.
• Is a component of Net Service Revenues.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes. Promotes an understanding of our insurance services business by evaluating insurance service revenues net of our WSE related costs which are substantially pass-through for the benefit of our WSEs. Under GAAP, insurance service revenues and costs are recorded gross as we have latitude in establishing the price, service and supplier specifications.
• We also sometimes refer to Net Insurance Service Margin, which is the ratio of Net Insurance Revenue to Insurance Service Revenue.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA	• Net income, excluding the effects of: - income tax provision, - interest expense, - depreciation, - amortization of intangible assets, and - stock-based compensation expense.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-cash charges such as depreciation and amortization, and stock-based compensation recognized based on the estimated fair values. We believe these charges are either not directly resulting from our core operations or not indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
•We also sometimes refer to Adjusted EBITDA margin, which is the ratio of Adjusted EBITDA to Net Service Revenue.

Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate(1),
- stock-based compensation,
- amortization of intangible assets,
- non-cash interest expense(2),
- the income tax effect (at our effective tax rate(1)) of these pre-tax adjustments.

• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges.

Corporate Operating Cash Flows
• Net cash (used in) provided by operating activities, excluding the effects of:
- Assets associated with WSEs (accounts receivable, unbilled revenue, prepaid expenses and other current assets) and
- Liabilities associated with WSEs (client deposits, accrued wages, payroll tax liabilities and other payroll withholdings, accrued health benefit costs, accrued workers' compensation costs, insurance premiums and other payables, and other current liabilities).

• Provides information that our stockholders and management can use to evaluate our cash flows from operations independent of the current assets and liabilities associated with our WSEs.
• Enhances comparisons to prior periods and, accordingly, used as a liquidity measure to manage liquidity between corporate and WSE related activities, and to help determine and plan our cash flow and capital strategies.

(1)
We have adjusted our non-GAAP effective tax rate to 26% and 41% for 2018 and 2017, respectively. The change in 2018 is due primarily to a decrease in the statutory tax rate from 35% to 21%. These non-GAAP effective tax rates exclude the income tax impact from stock-based compensation, changes in uncertain tax positions and nonrecurring benefits or expenses from federal legislative changes.

(2)	Non-cash interest expense represents amortization and write-off of our debt issuance costs.

NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP to Non-GAAP Measures

The table below presents a reconciliation of total revenues to Net Service Revenues:

	Three Months Ended December 31,		Change		Year Ended		Change
			2018 vs. 2017		December 31,		2018 vs. 2017
(in millions)	2018	2017	$	%	2018	2017	$	%
Total revenues	$917	$848	$69	8%	$3,503	$3,275	$228	7%
Less: Insurance costs	692	644	48	7	2,610	2,466	144	6
Net Service Revenues	$225	$204	$21	10%	$893	$809	$84	10%
The table below presents a reconciliation of insurance service revenues to Net Insurance Service Revenues:

	Three Months Ended December 31,		Change		Year Ended		Change
			2018 vs. 2017		December 31,		2018 vs. 2017
(in millions)	2018	2017	$	%	2018	2017	$	%
Insurance service revenues	$793	$731	$62	8%	$3,016	$2,817	$199	7%
Less: Insurance costs	692	644	48	7	2,610	2,466	144	6
Net Insurance Service Revenues	$101	$87	$14	16%	$406	$351	$55	16%
Net Insurance Service Revenues Margin	13%	12%			13%	12%

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2018	2017	2018	2017
Net income	$29	$66	$192	$178
Provision for income taxes	13	(22)	49	22
Stock-based compensation	13	11	44	32
Interest expense and bank fees	5	5	22	20
Depreciation	9	8	35	28
Amortization of intangible assets	1	1	5	5
Adjusted EBITDA	$70	$69	$347	$285
Adjusted EBITDA Margin	32%	34%	39%	35%
The table below presents a reconciliation of net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2018	2017	2018	2017
Net income	$29	$66	$192	$178
Effective income tax rate adjustment	3	(40)	(13)	(59)
Stock-based compensation	13	11	44	32
Amortization of intangible assets	1	1	5	5
Non-cash interest expense	—	—	4	2
Income tax impact of pre-tax adjustments	(4)	(5)	(14)	(16)
Adjusted Net Income	$42	$33	$218	$142
GAAP Weighted average shares of common stock - diluted	72	72	72	71
Adjusted Net Income per share - diluted	$0.59	$0.46	$3.02	$1.99

NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of net cash (used in) provided by operating activities to corporate operating cash flows:

	Year Ended December 31,
(in millions)	2018	2017
Net cash (used in) provided by operating activities	(104)	606
Change in WSE related other current assets	33	35
Change in WSE related liabilities	305	(342)
Corporate Operating Cash Flows	$234	$299